Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Paul Anderson	Gary W. Hanson
(651) 458-6494	(602) 286-1777

Alpha IR Group
(203) 244-6544
nti@alpha-ir.com

Northern Tier Reports First Quarter 2015 Results

Highlights:

•	Declares a first quarter distribution of $1.08 per common unit to be paid in cash on May 29, 2015

•	First quarter Adjusted Net Income of $100.4 million and Adjusted EBITDA of $123.2 million

•	First quarter total refinery throughput of 94,108 barrels per day

•	Solid retail contribution with strong fuel margin

TEMPE, Ariz., May 5, 2015 /Globe Newswire/ - Northern Tier Energy LP and its subsidiaries (NYSE:NTI) (collectively, “Northern Tier” or the "Company") today reported first quarter 2015 results. First quarter 2015 Net Income was $111.2 million compared with $71.5 million for the first quarter 2014. Results for the 2015 quarter included a $10.8 million non-cash lower of cost or market (“LCM”) inventory adjustment benefit. Excluding the LCM adjustment and other special items, Adjusted Net Income was $100.4 million for the first quarter 2015, compared to $80.9 million in the prior year quarter. Adjusted EBITDA for first quarter 2015 was $123.2 million (excluding the LCM adjustment) compared to $102.6 million for first quarter 2014, primarily due to higher gross margins per barrel, along with higher throughput. A reconciliation of reported earnings to various non-GAAP performance measures can be found in the accompanying tables.

"Results for the first quarter 2015 were strong. Supportive crude oil margins and retail fuel margins resulted in the third consecutive quarter with Adjusted EBITDA exceeding $120 million. With these results, I am pleased to announce a first quarter distribution of $1.08 per unit," said Dave Lamp, President and Chief Executive Officer. "Our growth initiatives continue to evolve into 2015. We approved plans to revamp the No. 2 Crude Unit and ULSD hydrotreater at the St. Paul Park Refinery at a cost of $19 million. We expect these projects would increase our crude oil capacity by 4,000 barrels per day and improve diesel yield by 2%, and generate approximately $10 million per year of incremental Adjusted EBITDA based on 5-year historical average crude oil margins and product differentials. These projects, as well as the desalter projects announced last quarter, are slated for completion in combination with the regular scheduled turnaround planned for the spring of 2016."

First Quarter Operating Segment Highlights

Refining Segment

The refining segment’s operating income excluding the LCM adjustment was $112.6 million for first quarter 2015 compared to $97.8 million for the prior year period. Refining gross margin was $19.53 per barrel of throughput for first quarter 2015 ($20.77 per barrel including the LCM adjustment) compared to $18.08 per barrel of throughput for first quarter 2014. Refining Adjusted EBITDA for first quarter 2015 was $123.0 million (excluding the LCM adjustment) compared to $107.0 million for the prior year period. This increase was driven by improved gross margins along with increased throughput and sales volumes. Total throughput was 94,108 barrels per day for first quarter 2015 compared to 92,628 barrels per day for the prior year period. Both periods were impacted by planned and unplanned maintenance activities.

Retail Segment

Retail operating income in first quarter 2015, was $2.4 million (excluding the LCM adjustment), compared to $1.7 million for first quarter 2014. Fuel margins were $0.21 per gallon for first quarter 2015 compared to $0.19 per gallon for the prior year period. Adjusted EBITDA for the first quarter 2015 was $4.3 million (excluding the LCM adjustment) compared to $3.4 million in the first quarter 2014.

The aggregate of fuel gallons sold at company-operated retail stores plus fuel gallons sold to franchisee stores increased 9.2% for the quarter ended March 31, 2015 compared to the first quarter 2014 and 11.2% compared to first quarter 2013. This growth was a result of establishing additional SuperAmerica franchise locations. The number of franchise locations totaled 95 as of March 31, 2015. The Company has added six additional franchise locations so far in 2015 and is targeting additional franchise growth later in the year, as well as opening three company-operated stores in 2015.

Quarterly Distribution

Effective May 5, 2015, the Board of Directors (the "Board") of Northern Tier Energy GP LLC, the general partner of the Company declared a quarterly distribution of $1.08 per unit that will be paid in cash on May 29, 2015 to common unit holders of record as of the close of business on May 18, 2015. Cash available for distribution totaled $100.8 million for first quarter 2015.

Northern Tier Energy LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter-to-quarter as a result of variations in, among other factors, (i) its operating performance, (ii) cash flows caused by fluctuations in the prices it pays for crude oil and other feedstocks and the prices it receives for finished products, (iii) capital expenditures, (iv) potential cash reserves or payments relating to working capital fluctuations and (v) other cash reserves deemed necessary or appropriate by the board of directors of its general partner.

Liquidity and Capital Spending

Northern Tier’s primary sources of liquidity are cash generated from operating activities and its asset-based ABL Facility ("ABL"). In September 2014, Northern Tier expanded its ABL from $300 million to $500 million. This expansion was completed in conjunction with the termination of the Company's crude oil intermediation agreement which included the purchase of over one million barrels of crude oil that were previously held by the counterparty to this agreement. As of March 31, 2015, Northern Tier’s cash on hand and availability under the ABL amounted to approximately $313 million as compared to approximately $384 million as of December 31, 2014. Capital spending for first quarter 2015 was approximately $6.6 million compared to first quarter 2014 spending of approximately $10 million.

Q2 2015 Operating and Capital Expenditure Guidance

For the second quarter of 2015, Northern Tier projects total throughput of between 95,000 and 99,000 barrels per day at the Saint Paul Park refinery. Direct operating expense per barrel of throughput at the Saint Paul Park refinery is expected to be between $4.80 and $5.30, not including turnaround expenditures. Total capital expenditures for the second quarter are expected to be approximately $19 million and approximately $79 million for the full year 2015. The full year 2015 capital expenditure guidance includes $53 million for discretionary projects. See the accompanying table for additional key metric guidance.

Conference Call Information

Northern Tier will also host a conference call to discuss its quarterly results on Tuesday, May 5, 2015, at 11:30 am Eastern Time. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (866)-578-5771 or (617)-213-8055 and the passcode 74540391. An audio webcast of the call, as well as a slide presentation, will also be available on the Investor section of www.northerntier.com under Calendar of Events. An audio replay of the conference call will be available for fourteen days following the call on www.northerntier.com and for seven days following the call by dialing (888)-286-8010 or (617)-801-6888 and the passcode 28677950.

About Northern Tier

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail and logistics operations that serves the PADD II region of the United States. Northern Tier operates a 97,800 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 165 convenience stores and supports approximately 95 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier is headquartered in Tempe, Arizona.

More information about Northern Tier is available at www.northerntier.com.

Non-GAAP Measures

This earnings release includes non-GAAP measures including Adjusted Net Income, Adjusted EBITDA, Cash Available for Distribution, Refining Gross Margin, Retail Fuel and Retail Merchandise Gross Margins, and other measures that exclude the impact of non-cash and special items. Northern Tier believes that these non-GAAP financial measures provide useful information about its operating performance. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives to comparable GAAP financial measures. Northern Tier's non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Forward-Looking Statements and Qualified Notice

This press release contains certain “forward-looking statements” which reflect Northern Tier’s views and assumptions on the date of this press release regarding future events. These forward-looking statements include statements about, among other things, future: payment of distributions including the amount and timing thereof; margins and our ability to capture such margins; organic growth; ability to successfully complete our No. 2 Crude Unit revamp and ULSD hydrotreater projects, costs and timing thereof and the ability of such projects to generate EBITDA of $10 million or at all and/or increase distillate yield; ability to complete the desalter projects and the timing thereof; timing of the regular scheduled turnaround; environmental remediation costs; retail and franchise growth; working capital requirements; liquidity; cash reserves; heavy crude, total or other throughput; crude oil charge; direct operating expenses; turnaround expenses, retail and franchise volumes, sales and margins; SG&A, depreciation and amortization; cash reserves; interest expense; tax expense and amounts and types of capital expenditures on discretionary projects or otherwise. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond its control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Northern Tier's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Northern Tier's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

NORTHERN TIER ENERGY LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions except per unit amounts, unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
REVENUE	$793.8	$1,346.3
COSTS, EXPENSES AND OTHER
Cost of sales	576.5	1,156.3
Direct operating expenses	69.3	66.4
Turnaround and related expenses	0.4	0.5
Depreciation and amortization	10.8	9.9
Selling, general and administrative expenses	20.2	27.0
Reorganization and related costs	—	9.4
Income from equity method investment	(3.6)	(1.5)
Other loss, net	0.7	0.5
OPERATING INCOME	119.5	77.8
Interest expense, net	(7.5)	(6.2)
INCOME BEFORE INCOME TAXES	112.0	71.6
Income tax provision	(0.8)	(0.1)
NET INCOME	$111.2	$71.5

Net earnings per common unit, basic	$1.20	$0.77
Net earnings per common unit, diluted	$1.20	$0.77

NORTHERN TIER ENERGY LP
SELECTED OPERATING INCOME DATA
(in millions, unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
OPERATING INCOME:
Refining	$123.1	$97.8
Retail	2.7	1.7
Corporate and unallocated costs	(6.3)	(21.7)
TOTAL OPERATING INCOME	119.5	77.8
Interest expense, net	(7.5)	(6.2)
Income tax provision	(0.8)	(0.1)
NET INCOME	$111.2	$71.5

NORTHERN TIER ENERGY LP
SELECTED BALANCE SHEET AND CASH FLOW DATA
(in millions, unaudited)

	March 31, 2015	December 31, 2014
Cash and cash equivalents	$118.3	$87.9
Total assets	$1,198.2	$1,180.4
Total debt and financing obligations	$362.5	$362.8
Equity	$471.6	$403.7

	Three Months Ended
	March 31, 2015	March 31, 2014
Net cash provided by operating activities	$82.9	$91.5
Net cash used in investing activities	(6.6)	(10.0)
Net cash used in financing activities	(45.9)	(37.9)
Net increase in cash and cash equivalents	$30.4	$43.6

NORTHERN TIER ENERGY LP
SUPPLEMENTAL OPERATING DATA
(unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
REFINING SEGMENT
Key Operating Statistics
Total refinery production (bpd)	94,312	92,932
Total refinery throughput (bpd)	94,108	92,628
Refined products sold (bpd)	98,481	89,162
Per barrel of throughput:
Refining gross margin	$20.77	$18.08
Refining gross margin excluding lower of cost or market inventory adjustment	$19.53	$18.08
Direct operating expenses	$4.59	$4.49
Per barrel of refined products sold:
Refining gross margin	$19.85	$18.78
Direct operating expenses	$4.39	$4.66
Refinery product yields (bpd):
Gasoline	44,958	42,950
Distillate	33,257	33,203
Asphalt	10,093	7,845
Other	6,004	8,934
Total	94,312	92,932
Refinery throughput (bpd):
Crude oil	91,540	92,076
Other feedstocks	2,568	552
Total	94,108	92,628
Crude oil by type (bpd):
Light crude oil	55,505	56,043
Synthetic crude oil	12,182	16,692
Heavy crude oil	23,853	19,341
Total	91,540	92,076

RETAIL SEGMENT
Company operated stores:
Fuel gallons sold (in millions)	71.9	73.0
Fuel margin per gallon	$0.21	$0.19
Merchandise sales (in millions)	$82.6	$78.5
Merchandise margin %	25.9%	25.9%
Number of stores at period end	165	164
Franchisee stores:
Fuel gallons sold (in millions)	23.3	14.2
Royalty income	$0.8	$0.6
Number of stores at period end	95	79

NORTHERN TIER ENERGY LP
RECONCILIATION OF NET INCOME (LOSS) TO
EBITDA AND ADJUSTED EBITDA
(in millions, unaudited)

	Three Months Ended March 31, 2015
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$123.1	$1.9	$(13.8)	$111.2
Adjustments:
Interest expense	—	—	7.5	7.5
Income tax provision	—	0.8	—	0.8
Depreciation and amortization	8.7	1.8	0.3	10.8
EBITDA subtotal	131.8	4.5	(6.0)	130.3
Lower of cost or market inventory adjustment	(10.5)	(0.3)	—	(10.8)
MPL proportionate depreciation expense	0.7	—	—	0.7
Turnaround and related expenses	0.4	—	—	0.4
Equity-based compensation expense	0.6	0.1	1.9	2.6
Adjusted EBITDA (a)	$123.0	$4.3	$(4.1)	$123.2

	Three Months Ended March 31, 2014
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$97.8	$1.6	$(27.9)	$71.5
Adjustments:
Interest expense	—	—	6.2	6.2
Income tax provision	—	0.1	—	0.1
Depreciation and amortization	8.0	1.7	0.2	9.9
EBITDA subtotal	105.8	3.4	(21.5)	87.7
MPL proportionate depreciation expense	0.7	—	—	0.7
Turnaround and related expenses	0.5	—	—	0.5
Equity-based compensation expense	—	—	7.4	7.4
Reorganization and related costs	—	—	6.3	6.3
Adjusted EBITDA (a)	$107.0	$3.4	$(7.8)	$102.6

(a) Adjusted EBITDA is not a presentation made in accordance with GAAP and Northern Tier’s computation of Adjusted EBITDA may vary from others in its industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in calculating the components of various covenants in the agreements governing Northern Tier’s 2020 Secured Notes and ABL. Northern Tier believes the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. The calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of significant turnaround activities which many of Northern Tier’s peers capitalize and therefore exclude from Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to operating income or net income as measures of operating performance. In addition, Adjusted EBITDA is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization, adjusted for depreciation from the Minnesota Pipe Line operations, lower of cost or market inventory adjustments, turnaround and related expenses and equity-based compensation expense. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP.

NORTHERN TIER ENERGY LP
CASH AVAILABLE FOR DISTRIBUTION
(in millions, unaudited)

Three Months Ended March 31, 2015
Net income	$111.2
Adjustments:
Interest expense	7.5
Income tax provision	0.8
Depreciation and amortization	10.8
EBITDA subtotal	130.3
Lower of cost or market inventory adjustment (b)	(10.8)
MPL proportionate depreciation expense	0.7
Turnaround and related expenses	0.4
Equity-based compensation impacts	2.6
Adjusted EBITDA (a)	123.2
Cash interest expense	(7.0)
Current tax provision	(1.0)
MPL proportionate depreciation expense	(0.7)
Capital expenditures (c)	(6.2)
Cash reserve for turnaround and related expenses (d)	(7.5)
Cash Available for Distribution (e)	$100.8

(b) Represents a non-cash adjustment to record inventory at the lower of cost or market ("LCM") where cost is determined using the last-in, first-out ("LIFO") methodology. The Company's LCM reserve changed from $73.6 million at December 31, 2014 to $62.8 million at March 31, 2015, resulting in a $10.8 million non-cash benefit recorded within cost of sales.

(c) Capital expenditures include maintenance, replacement, regulatory and expansion capital projects on an accrual basis.

(d) Cash reserves are determined by the Board of Directors of Northern Tier's general partner and are primarily for the purpose of funding turnarounds and discretionary capital projects. Since spending may be significant in any given quarter, reserves are made over several quarters in order to mitigate the impact on cash available for distribution.

(e) Cash available for distribution is a non-GAAP performance measure that Northern Tier believes is important to investors in evaluating its overall cash generation performance. Cash available for distribution should not be considered as an alternative to operating income or net income (loss) as measures of operating performance. In addition, cash available for distribution is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Northern Tier has reconciled cash available for distribution to Adjusted EBITDA and in addition reconciled Adjusted EBITDA to net income. Cash available for distribution has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. Northern Tier’s calculation of cash available for distribution may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure. Cash available for distribution for each quarter will be determined by the Board of Directors of Northern Tier’s general partner following the end of such quarter.

NORTHERN TIER ENERGY LP
OTHER NON-GAAP PERFORMANCE MEASURES
(in millions, unaudited)

	Three Months Ended
Refining operating information:	March 31, 2015	March 31, 2014
Refining revenue	$689.6	$1,243.6
Refining cost of sales	513.7	1,092.9
Refining gross margin (f)	175.9	150.7
Refining lower of cost or market adjustment (b)	(10.5)	—
Refining gross margin excluding lower of cost or market adjustment (g)	$165.4	$150.7

Total throughput (millions of barrels)	8.5	8.3
Refining gross margin per barrel of total throughput	$20.77	$18.08
Refining gross margin excluding lower of cost or market adjustment per barrel of total throughput	$19.53	$18.08

Refining direct operating expenses	$38.9	$37.4
Total throughput (millions of barrels)	8.5	8.3
Refining direct operating expenses per barrel of throughput	$4.59	$4.49

	Three Months Ended
Retail gross margin data:	March 31, 2015	March 31, 2014
Retail revenue:
Fuel revenue	$161.5	$249.4
Merchandise revenue	82.6	78.5
Other revenue	8.9	11.3
Intercompany eliminations	(4.3)	(4.1)
Retail revenue	$248.7	$335.1

Retail cost of sales:
Fuel cost of sales	$146.3	$235.2
Merchandise cost of sales	61.2	58.2
Other cost of sales	4.1	6.5
Intercompany eliminations	(4.3)	(4.1)
Retail cost of sales	$207.3	$295.8

Retail gross margin: (g)
Fuel margin	$15.2	$14.2
Merchandise margin	21.4	20.3
Other margin	4.8	4.8
Intercompany eliminations	—	—
Retail gross margin	$41.4	$39.3

	Three Months Ended March 31, 2015
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$123.1	$2.7	$(6.3)	$119.5
Adjusted for special items:
Lower of cost or market inventory adjustment (b)	(10.5)	(0.3)	—	(10.8)
Operating income, adjusted for special items (h)	$112.6	$2.4	$(6.3)	$108.7

	Three Months Ended March 31, 2014
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$97.8	$1.7	$(21.7)	$77.8
Adjusted for special items:
Reorganization and related costs	—	—	9.4	9.4
Operating income, adjusted for special items (h)	$97.8	$1.7	$(12.3)	$87.2

	Three Months Ended
Reconciliation of Net Income to Adjusted Net Income:	March 31, 2015	March 31, 2014
Net Income	$111.2	$71.5
Adjusted for special items:
Reorganization and related costs	—	9.4
Lower of cost or market inventory adjustment (b)	(10.8)	—
Adjusted Net Income (h)	$100.4	$80.9

Weighted-average Units Outstanding (in millions): (i)	92.6	92.2
Net earnings per common unit, basic and diluted:
Actual	$1.20	$0.77
Adjusted	$1.08	$0.88

Reconciliation of No. 2 Crude Unit Revamp and ULSD Hydrotreater Projects annual forecasted net income to annual forecasted EBITDA:

Annual forecasted net income (j)	$9.3
Add: estimated depreciation and amortization expense	0.7
Annual forecasted EBITDA (k)	$10.0

(f) Refining gross margin is calculated by subtracting refining costs of sales from total refining revenues. Refining gross margin excluding lower of cost or market ("LCM") inventory adjustment is calculated by adding back the non-cash LCM inventory adjustment to refining gross margin. Refining gross margin and refining gross margin excluding LCM are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its refining segment performance as a general indication of the amount above its cost of products that it is able to sell refined products. Northern Tier's calculation of refining gross margin and refining gross margin excluding LCM may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.

(g) Retail fuel gross margin and retail merchandise gross margin are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its retail performance. Northern Tier's calculation of retail fuel margin and retail merchandise margin may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

(h) Adjusted Net Income and operating income, adjusted for special items are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its operating performance. Northern Tier's calculation of Adjusted Net Income and operating income, adjusted for special items may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

(i) Weighted average number of shares outstanding assumes no changes related to accelerated vesting of equity-based compensation awards related to our reorganization.

(j) Annual forecasted net income is based primarily on five-year average historical crude oil differentials and other assumptions that management believes are reasonable based on currently available information. Actual results may differ.

(k) Annual forecasted EBITDA is a non-GAAP financial measure that Northern Tier believes is an important measure that management and external users of the financial statements may use to assess the No. 2 Crude Unit Revamp and ULSD Hydrotreater projects' operating performance and its ability to generate sufficient cash flow to make distributions to Northern Tier's unitholders.

NORTHERN TIER ENERGY LP
Q2 2015 OPERATING AND CAPITAL EXPENDITURE GUIDANCE

	Q2 2015
	Low	High
Refinery Statistics:
Total crude charge (bpd)	94,000	97,000
Other throughput (bpd)	1,000	2,000
Total throughput (bpd)	95,000	99,000
Heavy crude oil throughput percentage of total throughput	26%	27%
Direct operating expenses excluding turnaround ($/throughput bbl)	$4.80	$5.30

Retail Statistics:
Forecasted gallons (mm):
Company-owned stores	76.0	78.0
Franchise stores	30.0	32.0
Retail fuel margin ($/gallon):	$0.18	$0.20
Merchandise sales ($ in mm)	$89	$91
Merchandise gross margin (%)	26.0%	26.5%
Direct operating expense ($ in mm)	$31	$32

Other Guidance ($ in mm):
Turnaround cash reserve	$5	$10
Discretionary capital cash reserve	$—	$10
SG&A	$19	$21
Depreciation & amortization	$11	$12
Cash interest expense	$7	$8
Current tax expense	$1	$3

	Q2 2015	Full Year
Capital Program ($ in mm):
Maintenance and replacement capital	$9.0	$26.0
Organic, economic and other major projects	9.5	52.5
Total planned capital expenditures	$18.5	$78.5